Exhibit 5.2

October 16, 2014

Ministère des Finances

12 rue Saint-Louis,

Québec, Québec

Canada G1R 5L3.

Dear Sirs:

Québec – US$1,600,000,000 2.875% Global Notes Series QO due October 16, 2024

As Québec counsel to the Underwriters in connection with the issue of 2.875% Global Notes Series QO due October 16, 2024 in aggregate principal amount of US$1,600,000,000 (the “Notes”) of Québec, we hereby confirm to you our advice as set forth under the headings “Tax Matters – Canadian Federal Income Taxation” and “Validity of the Notes” in the prospectus supplement dated October 8, 2014, to the Prospectus dated December 18, 2012, relating to the Notes, subject to the assumptions, qualifications and limitations therein stated, and hereby consent to the references to us under such headings. We consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

/s/ Stikeman Elliott LLP